                                                                   EXHIBIT 10.19


                                   $5,000,000

                             SENIOR LOAN AGREEMENT
                               (BRIDGE FACILITY)


                            DATED AS OF JULY 6, 1998

                                 BY AND BETWEEN

                 BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

                                  AS BORROWER

                                      AND

                    PRUDENTIAL SECURITIES CREDIT CORPORATION

                                   AS LENDER

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

                                   ARTICLE I
                       DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.......................................   1
SECTION 1.02.  Computation of Time Periods.................................  15
SECTION 1.03.  Accounting Terms............................................  15

                                  ARTICLE II
                       AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.  The Advances................................................  15
SECTION 2.02.  [Reserved]..................................................  15
SECTION 2.03.  Repayment...................................................  15
SECTION 2.04.  Prepayments.................................................  15
SECTION 2.05.  Interest....................................................  16
SECTION 2.06.  Fees........................................................  16
SECTION 2.07.  Increased Costs, Etc........................................  16
SECTION 2.08.  Payments and Computations...................................  17
SECTION 2.09.  Taxes.......................................................  18
SECTION 2.10.  Sharing of Payments, Etc....................................  20
SECTION 2.11.  Use of Proceeds.............................................  20

                                  ARTICLE III
                             CONDITIONS OF LENDING

SECTION 3.01.  Conditions Precedent to Borrowing...........................  21

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Borrower..............  24
SECTION 4.02.  Survival of Representations and Warranties..................  29
SECTION 4.03.  Ranking.....................................................  29

                                   ARTICLE V
                           COVENANTS OF THE BORROWER

SECTION 5.01.  Affirmative Covenants.......................................  29
SECTION 5.02.  Negative Covenants..........................................  31
SECTION 5.03.  Reporting Requirements......................................  34

                                  ARTICLE VI
                               EVENTS OF DEFAULT

SECTION 6.01.  Events of Default...........................................  36

                                  ARTICLE VII
                                 MISCELLANEOUS

SECTION 7.01.  Amendments, Etc.............................................  39
SECTION 7.02.  Notice, Etc.................................................  39
SECTION 7.03.  No Waiver; Remedies.........................................  40
SECTION 7.04.  Costs and Expenses; Indemnification.........................  40
SECTION 7.05.  Right of Set-off............................................  42
SECTION 7.06.  Binding Effect..............................................  43
SECTION 7.07.  Assignments and Participations..............................  43
SECTION 7.08.  Governing Law; Submission to Jurisdiction...................  44
SECTION 7.09.  Execution in Counterparts...................................  44
SECTION 7.10.  Confidentiality.............................................  45
SECTION 7.11.  Waiver of Jury Trial........................................  45



Exhibit A          -   Form of Note
Exhibit B          -   Form of Guaranty
Exhibit C          -   Form of Security Agreement Amendments
Exhibit D          -   Form of Stock Pledge Agreement Amendments
Exhibit E          -   Form of Assignment and Option Agreement

Schedule 3.01(c)   -   Liabilities
Schedule 3.01(f)   -   Permitted Debt
Schedule 4.01(b)   -   Subsidiaries
Schedule 5.02(a)   -   Permitted Liens

                             SENIOR LOAN AGREEMENT

     SENIOR LOAN AGREEMENT dated as of July 6, 1998 among BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC., a Delaware corporation (the "BORROWER"), and PRUDENTIAL SECURITIES CREDIT CORPORATION ("PRUDENTIAL").

                            PRELIMINARY STATEMENTS:

     WHEREAS, the Borrower intends to borrow (x) up to $40,000,000 of subordinated debt (the "SUB DEBT") and/or (y) up to $45,000,000 of senior bank debt (the "BANK DEBT"); and

     WHEREAS, the Borrower intends to issue up to $10,000,000 in preferred stock to certain purchasers in a private placement offering (the "PREFERRED OFFERING"); and

     WHEREAS, the Borrower has requested that Prudential fund advances for the purposes set forth in Section 2.11 hereof pending the borrowing of the Sub Debt or the Bank Debt; and

     WHEREAS, Prudential is willing to agree to provide such financing on the terms and conditions of this Agreement; and

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

      SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "ADVANCE" has the meaning specified in Section 2.01.

          "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

          "APPLICABLE MARGIN" means (x) for the period from the Closing Date to the ninetieth day after the Closing Date, 5.5% per annum, (y) for the period from the ninety-first day after the Closing Date to the one hundred twentieth day after the Closing Date, 7.5% per annum, and (z) for each thirty day period beginning on the one hundred twenty-first day after the Closing Date, an additional 1.0% above the rate applicable on the day immediately preceding the first day of such thirty day period until the Notes are repaid in full.

          "ASSET DISPOSITION" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Borrower or any Subsidiary or Affiliate of the Borrower, including any disposition by means of a merger, consolidation or similar transaction, of (i) any shares of capital stock of a Subsidiary or Affiliate, (ii) all or substantially all of the assets of any division or line of business of the Borrower or any Subsidiary or Affiliate of the Borrower or (iii) any other assets of the Borrower or any Subsidiary or Affiliate of the Borrower outside the ordinary course of business of the Borrower or any Subsidiary or Affiliate of the Borrower.

          "ASSIGNMENT AND OPTION AGREEMENT" means the Assignment and Option Agreement between Larry H. Ramming, the Borrower and the Lender dated the date hereof.

          "BANK DEBT" has the meaning specified in the preamble hereto.

          "BORROWER" has the meaning specified in the preamble hereto.

          "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in New York City.

          "CAPITALIZED LEASES" has the meaning specified in clause (e) of the definition of Debt.

          "CAPITAL STOCK" of any Person means any and all shares, partnership interests, participations, rights in or other equivalents of, or interests in, the equity of such Person, but excluding any debt securities convertible into such equity.

          "CASH EQUIVALENTS" means any of the following, to the extent owned by the Borrower free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause
     (c), is organized under the laws of
     the United States or any State thereof and has combined capital and surplus of at least $1 billion, or (c) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Services, Inc. or "A-1" (or the then equivalent grade) by Standard & Poor's Rating Group.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

          "CHANGE OF CONTROL" means the occurrence of any of the following events:

          (a) Any Person or "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting power of all classes of Voting Stock of the Borrower;

          (b) During any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Borrower, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office; or

          (c) The Borrower is liquidated or dissolved or adopts a plan of liquidation or dissolution, other than a transaction that complies with the provisions of clause (d) or (e) of Section 5.02.

          "CLOSING DATE" means the date on which all conditions set forth in
     Section 3.01 have been satisfied or waived by all of the Lenders and the Advance or Advances contemplated by Section 2.01 have been made.

          "COMMITMENT" means, with respect to Prudential, $5,000,000 or, if Prudential has assigned all or a portion of its Commitment, the amount set forth for such assignee in the Register maintained by Prudential pursuant to Section 7.07(b) as such assignee's "Commitment".

          "COMMON STOCK" means fully paid and nonassessable whole shares of common stock, par value $.00001 per share, of the Borrower.

          "CONFIDENTIAL INFORMATION" means information that the Borrower furnishes to any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to any Lender from a source other than the Borrower that is not, to the best of such Lender's knowledge, acting in violation of a confidentiality agreement with the Borrower.

          "CONSOLIDATED" refers to the consolidation of accounts of the Borrower and its Subsidiaries in accordance with GAAP.

          "CONTROL EVENT" means:

          (i) the execution by the Borrower or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control;

          (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control; or

          (iii) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the Closing Date) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the Closing
     Date) to the holders of the Common Stock of the Borrower, which offer if accepted by the requisite number of holders, would result in a Change in Control.

          "DEBT" of any Person means, without duplication,

          (a) all indebtedness of such Person for borrowed money;

          (b) all Obligations of such Person for the deferred purchase price of property or services;

          (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

          (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

          (e) all Obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases ("CAPITALIZED LEASES");

          (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities;

          (g) all Obligations of such person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock;

          (h) all Obligations of such Person in respect of Hedge Agreements;

          (i) all Debt of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; and

          (j) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

          "DEFAULT" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "ENVIRONMENTAL ACTION" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit including, without limitation, (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "ENVIRONMENTAL LAW" means any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health, safety or Hazardous Materials, including, without limitation,

     CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act.

          "ENVIRONMENTAL PERMIT" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA AFFILIATE" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of
     Section 414 of the Internal Revenue Code.

          "ERISA EVENT" with respect to any Person means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC;
     (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by such Person or any of its ERISA Affiliates to make a payment to a Plan required under
     Section 302(f)(1) of ERISA; (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.

          "EUROCURRENCY LIABILITIES" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "EURODOLLAR RATE" means, for each Interest Period shall mean (x) the London interbank offered rate for United States of America Dollar deposits for a period equal in length to such Interest Period that appears as of 11:00 A.M. (London time) on the second Business Day next preceding the first day of such Interest Period on the display page designated as Page 3750 on the Telerate Monitor (or such other page or service as shall replace the Telerate Monitor for the purposes of displaying the London interbank offered rate for United States of America Dollar deposits), divided by (y) 1 minus the applicable Eurodollar Rate Reserve Percentage for such Interest Period. If (i) on the date on which the Borrower shall seek to determine the Eurodollar Rate for an Interest Period, no quotation is given on Telerate Monitor page 3750, or (ii) the Borrower shall have failed to give at least two Business Days' prior written notice to request the advance of funds hereunder, the Eurodollar Rate shall be equal to the Lender's cost of funds for United States Dollar deposits for a period comparable to such Interest Period on the date of determination for amounts approximately equal to the then-outstanding principal balance of the Note.

          The period between the date hereof and the date of payment in full of the principal amount hereof shall be divided into successive periods of three calendar months (each, an "INTEREST PERIOD"), with each such Interest Period ending on the last day of a calendar month, except that the initial Interest Period shall begin on the Closing Date and end on the last day of the calendar month occurring three months after the last day of the calendar month in which the Closing Date occurs. Each subsequent Interest Period shall begin on the last day of the preceding Interest Period; provided, that, (i) any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to clauses (ii) and (iii) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii), end on the last Business Day of a calendar month; and (iii) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date.

          "EURODOLLAR RATE RESERVE PERCENTAGE" for any Interest Period means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

          "EVENTS OF DEFAULT" has the meaning specified in Section 6.01.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXECUTIVE LOAN" means the loan outstanding on the Closing Date made by Mr. Larry H. Ramming to the Borrower pursuant to that certain promissory note effective April 30, 1998 in the original principal amount of $7,000,000.

          "FACILITY" means, at any time, the aggregate amount of the Lenders' Commitments at such time.

          "GAAP" has the meaning specified in Section 1.03.

          "GUARANTOR" means each of IWC Services, Inc., a Texas corporation, Code 3, Inc., a Texas corporation, Hell Fighters, Inc., a Texas corporation, ITS Supply Corporation, a Delaware corporation, ABASCO, Inc., a Texas corporation and IWC Engineering, Inc. a Texas corporation and each other Subsidiary that executes and delivers a Guaranty Supplement as required under this Agreement.

          "GUARANTY" has the meaning specified in Section 3.01(h)(xiv).

          "GUARANTY SUPPLEMENT" means a guaranty supplement in the form of Annex A to the Guaranty.

          "HAZARDOUS MATERIALS" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any Environmental Law and (c) any other substance exposure to which is regulated under any Environmental Law.

          "HEDGE AGREEMENTS" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

          "INSUFFICIENCY" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "INTEREST PERIOD" shall have the meaning specified in the defined term "Eurodollar Rate."

          "INVESTMENT" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (i) and (j) of the definition of "DEBT" in respect of such Person.

          "LENDERS" means, on the Closing Date and thereafter, Prudential and each assignee that shall become a party hereto from time to time.

          "LIEN" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

          "LOAN DOCUMENTS" means this Agreement, the Notes, the Guaranty, each Guaranty Supplement, the Security Agreements, the Security Agreement Amendments, the Stock Pledge Agreements, the Stock Pledge Agreement Amendments, and the Assignment and Option Agreement, and each other document or instrument executed and delivered in connection therewith.

          "LOAN PARTY" means each party to a Loan Document other than the Lenders.

          "MARGIN STOCK" has the meaning specified in Regulation U.

          "MATERIAL ADVERSE CHANGE" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and any of its Subsidiaries taken as a whole, (b) the rights and remedies of any Lender under any Loan Document, or (c) the ability of the Borrower or any other Person to perform its Obligations under any Loan Document.

          "MATERIAL CONTRACT" means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $50,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

          "MATURITY DATE" means the date occurring six months after the Closing Date.

          "MULTIEMPLOYER PLAN" of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "MULTIPLE EMPLOYER PLAN" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "NET CASH PROCEEDS" means, with respect to any sale, lease, transfer or other disposition of any asset or the sale or issuance of any Debt or capital stock, any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock by any Person, the aggregate amount of cash received from time to time by or on behalf of such Person in connection with such transaction after deducting therefrom only (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions and (b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any Debt secured by a Lien on such asset that, by the terms of such transaction, is required to be prepaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate and are properly attributable to such transaction or to the asset that is the subject thereof.

          "NOTE" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Advance made by such Lender.

          "OBLIGATION" means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

          "OTHER TAXES" has the meaning specified in Section 2.09(b).

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "PERMITTED LIENS" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:

          (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof;

          (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations;

          (c) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;

          (d) Liens arising in the ordinary course of the Borrower's or any of its Subsidiaries' business by operation of law, but only if payment in respect of any such Lien is not at the time required, or the Debt secured by any such Lien is being contested in good faith and by proper proceedings and appropriate reserves are being maintained as to such contested Debt, and such Liens do not materially detract from the value of the property of the Borrower or such Subsidiary and do not materially impair the use thereof in the operation of the Borrower's or such Subsidiary's business;

          (e) purchase money Liens or purchase money security interests upon or in any property acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property;

          (f) Liens securing Debt of a Subsidiary of the Borrower to the Borrower or to another Subsidiary and Liens securing Debt of the Borrower to any Subsidiary of the Borrower to the extent such Debt is permitted to exist hereunder;

          (g) Liens arising by virtue of the rendition, entry or issuance against the Borrower or any of its Subsidiaries, or any property of the Borrower or any of its Subsidiaries, of any judgment, writ, order, or decree that involves the payment of money in an amount that exceeds the uncontested insurance available therefor by $100,000 or more for so long as any such Lien is in existence for less than 20 consecutive days after it first arises or is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;

          (h) Liens incurred or deposits made in the ordinary course of business to secure the performance of tenders, bids, leases, contracts, statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; and

          (i) such other Liens as appear on Schedule 5.02(a) hereto, to the extent provided therein.

          "PERSON" means any individual, partnership, corporation (including a business trust), limited liability company or partnership, joint stock company, trust, unincorporated organization, association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "PLAN" means a Single Employer Plan or a Multiple Employer Plan.

          "PREFERRED OFFERING" has the meaning specified in the preamble hereto.

          "PREFERRED STOCK" means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation's assets, whether by dividend or upon liquidation.

          "PRUDENTIAL" has the meaning specified in the preamble hereto.

          "REDEEMABLE" means, with respect to any capital stock, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

          "REGISTER" has the meaning specified in Section 7.07(b).

          "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "REQUIRED LENDERS" means at any time Lenders owed or holding more than 50% of the sum of the aggregate principal amount of the Advances outstanding at such time, or, if no such principal amount is outstanding at such time, Lenders holding more than 50% of the aggregate Commitments at such time.

          "SALE-AND-LEASEBACK TRANSACTION" means a transaction or series of transactions pursuant to which the Borrower or any Subsidiary shall sell or transfer to any Person (other than the Borrower or a Subsidiary) any property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Borrower or any Subsidiary shall rent or lease as lessee (other than pursuant to a Capitalized Lease), or similarly acquire the right to possession or use of, such property or one or more properties which it intends to use for the same purpose or purposes as such property.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SECURITIES OFFERING" means the public or private issuance or sale by the Borrower, any Subsidiary of the Borrower, or any Affiliate of the Borrower or any Subsidiary thereof, of any equity or debt securities, any securities convertible into or exchangeable for any equity or debt securities or any warrants, rights or options to acquire or subscribe for any equity or debt securities.

          "SECURITY AGREEMENTS" means the Security Agreements between the Borrower and Geneva Associates, L.L.C., as collateral agent for itself and Main Street Merchant Partners II, L.P., and between each of the Guarantors and Geneva Associates, L.L.C., as collateral agent for itself and Main Street Merchant Partners II, L.P., in each case dated January 2, 1998 except with respect to Code 3, Inc., which is dated March 5, 1998, as amended through the date hereof.

          "SECURITY AGREEMENT AMENDMENTS" means the First and Second Amendments to the Security Agreements dated the date hereof between each of the Borrower and the Guarantors and the Lender.

          "SINGLE EMPLOYER PLAN" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

          "SOLVENT" and "SOLVENCY" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be excepted to become an actual or matured liability.

          "STOCK PLEDGE AGREEMENTS" means the Stock Pledge Agreement dated January 2, 1998 between the Borrower and Geneva Associates, L.L.C., as collateral agent for itself and Main Street Merchant Partners II, L.P., as amended through the date hereof, and the Stock Pledge Agreement dated March 5, 1998 between IWC Services, Inc. and Geneva Associates, L.L.C., as collateral agent for itself and Main Street Merchant Partners II, L.P., as amended through the date hereof.

          "STOCK PLEDGE AGREEMENT AMENDMENTS" means the First Amendment to Stock Pledge Agreement between IWC Services, Inc. and the Lender dated the date hereof and the Second Amendment to Stock Pledge Agreement between the Borrower and the Lender dated the date hereof.

          "SUB DEBT" has the meaning specified in the preamble hereto.

          "SUBSIDIARY" of any Person means any corporation, limited liability company, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

          "THIRD AMENDMENT" means the Third Amendment to Note Purchase Agreement between Larry H. Ramming and the Borrower of even date herewith to the Note Purchase Agreement dated as of January 2, 1998 among the Borrower, Main Street Merchant Partners II, L.P. and Geneva Associates, L.L.C.

          "TAXES" has the meaning specified in Section 2.09(a).

          "VOTING STOCK" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

          "WELFARE PLAN" means a welfare plan, as defined in Section 3(1) of ERISA.

          "WITHDRAWAL LIABILITY" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

      SECTION 1.02. COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

      SECTION 1.03. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) ("GAAP").


                                  ARTICLE II
                       AMOUNTS AND TERMS OF THE ADVANCES

      SECTION 2.01. THE ADVANCES. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (an "ADVANCE") to the Borrower on the Closing Date in an amount not to exceed such Lender's Commitment. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

      SECTION 2.02.  [RESERVED].

      SECTION 2.03. REPAYMENT. The Borrower shall repay to the Lenders the aggregate outstanding principal amount of the Advances on the Maturity Date.

      SECTION 2.04.  PREPAYMENTS.    (a)  OPTIONAL.  The Borrower may, upon at
least two Business Days' notice to the Lenders stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances in whole or ratably in part; provided, however, that each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

     (b) MANDATORY. (i) The Borrower shall, on the date of receipt of the Net Cash Proceeds from any Securities Offering or issuance of Debt, including, without limitation, the Sub Debt, the Bank Debt or the Preferred Offering, prepay an aggregate principal amount of the Advances equal to the amount of such Net Cash Proceeds (not to exceed the outstanding principal amount of the Advances).

          (ii) The Borrower shall, on the date of receipt of the Net Cash Proceeds from any Asset Disposition, prepay an aggregate principal amount of the Advances equal to the amount of such Net Cash Proceeds.

          (iii) Upon the occurrence of a Change of Control, the Borrower shall on the date of such Change of Control, prepay all Advances outstanding at such time in an amount equal to 101% of the principal amount thereof and cancel the Commitments in whole.

          (c) INTEREST. All prepayments under subsections (a) and (b) above shall be made together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid.

      SECTION 2.05. INTEREST. (a) ORDINARY INTEREST. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal at all times during each Interest Period for such Advance to the sum of (i) the Eurodollar Rate for such Interest Period for such Advance plus (ii) the Applicable Margin in effect during such Interest Period, payable in arrears on the last day of such Interest Period.

     (b) Notwithstanding anything to the contrary set forth in clause (a) above, the interest rate applicable to any Advances shall not exceed, at any time, the lesser of (i) 18% per annum and (ii) the maximum amount permitted by applicable law.

     (c) DEFAULT INTEREST. Upon the occurrence and during the continuance of a Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a) above, at a rate per annum equal at all times to 2% per annum above the rate per annum then required to be paid on such Advance and (ii) the amount of any interest, fee or other amount payable hereunder which is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Advances pursuant to clause (a) above.

      SECTION 2.06. FEES. The Borrower shall pay to Prudential on the Closing Date for its own account a funding fee in the amount of $200,000, and such other reasonable out-of-pocket fees and expenses as may from time to time be agreed between the Borrower and Prudential.

      SECTION 2.07.  INCREASED COSTS, ETC.   (a) If, due to either (i) the
introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of maintaining the Advances, then the Borrower shall from time to time, upon demand by such Lender, pay to such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and Prudential by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender, the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and Prudential by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (c) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender to perform its obligations hereunder to maintain Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower, each Advance will automatically, upon such demand, be due and payable.

      SECTION 2.08. PAYMENTS AND COMPUTATIONS. (a) The Borrower shall make each payment under any Loan Document not later than 1:00 P.M. (New York City time) on the day when due in U.S. dollars to each Lender in same day funds at each such Lender's account as designated to the Borrower by each such Lender in writing.

          (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due under any Loan Document held by such Lender, to charge from time to time against any and all of the Borrower's accounts with such Lender any amount so due.

          (c) All computations of interest and fees shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by Prudential of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding

Business Day, and such extension of time shall in such case be included in the computation of such payment; provided, however, that, if such extension would cause payment of interest on or principal of Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

      SECTION 2.09. TAXES. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.08, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on such Lender by the state or foreign jurisdiction under the laws of which such Lender is organized or any political subdivision thereof and, in the case of each Lender, franchise taxes and net income taxes that are imposed on such Lender by the state or foreign jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "TAXES"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or under the other Loan Documents (hereinafter referred to as "OTHER TAXES").

          (c) The Borrower shall indemnify each Lender for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 2.09, paid by such Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to each Lender, at its address referred to in Section 7.02, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder or under the Notes by the Borrower through an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to each Lender, at such address, an opinion of counsel acceptable to Prudential stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms

"UNITED STATES" and "UNITED STATES PERSON" shall have the meanings specified in
Section 7701 of the Internal Revenue Code.

          (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of Prudential, and on the date on which it became a Lender, in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date on which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information; provided, however, that the Borrower shall have no obligation to "gross-up" under subsection (a) (with respect to the Lender contemplated by clauses (x) - (z) below) in any case where
(x) the Lender is a person other than the Lender originally named herein and (y) at the time the new Lender acquires, through assignment or otherwise, an interest in the Advance, the Lender is unable to deliver either a Form 1001 or a Form 4224 to the Borrower and (z) the assignor of such interest or other person from whom the new Lender acquired its interest was, at such time of such assignment or other transfer, able to deliver such forms.

          (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in subsection (e) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e)), such Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

          (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.09 shall survive the payment in full of principal and interest hereunder and under the Notes.

      SECTION 2.10. SHARING OF PAYMENTS, ETC. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (a) on account of Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender's ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all lenders) of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

      SECTION 2.11. USE OF PROCEEDS. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) (i) to repay all amounts due and payable under the Promissory Note dated July 31, 1997, made by IWC Services, Inc., a Texas corporation ("IWC SERVICES") in the face amount of $2,066,597 and approximately $300,000 owed to LaSalle Cattle Company, Ltd. pursuant to a Stock Purchase Agreement dated December 1997 between the

Borrower and LaSalle Cattle Company, Ltd., pursuant to which the Company acquired all of the stock of ITS Supply Corporation and (ii) for working capital purposes (but only to the extent of any excess over the amounts paid under clause (i) of this Section 2.11).


                                  ARTICLE III
                             CONDITIONS OF LENDING

      SECTION 3.01. CONDITIONS PRECEDENT TO BORROWING. The obligation of each Lender to make an Advance on the Closing Date is subject to the following conditions precedent:

          (a) The Lenders shall be reasonably satisfied with the corporate and legal structure and capitalization of each Loan Party, including the terms and conditions of the charter, bylaws and each class of Capital Stock of each Loan Party and of each agreement or instrument relating to such structure or capitalization.

          (b) No Material Adverse Change shall have occurred since March 31, 1998, and no material inaccuracy in the financial statements prepared as of such date and delivered to the Lenders pursuant to clause (d) of this
     Section 3.01 shall exist.

          (c) Since March 31, 1998, the Borrower shall not have incurred any liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise, except as disclosed to the Lenders in the most recent Consolidated financial statements of the Borrower and its Subsidiaries, and the footnotes thereto, and except for liabilities or obligations incurred by the Borrower and its Subsidiaries taken as a whole in the ordinary course of business or which are not material to the Borrower and its Subsidiaries taken as a whole or as otherwise disclosed in Schedule 3.01(c) hereto. The Borrower and its Subsidiaries shall have no material liabilities except those set forth in such financial statements or disclosed in the footnotes thereto.

          (d) Prior to the Closing Date, each of the Lenders shall have received
     (i) audited consolidated financial statements of the Borrower and its Subsidiaries for the three-year period ended June 30, 1997 and the six months ended December 31, 1997; and (ii) unaudited financial statements for the Borrower and its Subsidiaries as of and for the three months ended March 31, 1998.

          (e) There shall not have occurred any material disruption or material adverse change, as determined in the sole judgment of each of the Lenders, in the financial or capital markets generally, or in the markets for subordinated debt or equity securities in particular or affecting syndication or funding of the Advance hereunder (or the refinancing such Advances).

          (f) The Lenders shall be satisfied (i) that all Debt, other than the Executive Loan or the Debt identified on Schedule 3.01(f), has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and that all Liens securing such Debt shall have been unconditionally and irrevocably released and (ii) that, pursuant to a Subordination Agreement and the Third Amendment, the Obligations of the Borrower in respect of the Executive Loan are (x) subordinate in right of payment to the Obligations of the Borrower under the Loan Documents and (y) unsecured.

          (g) The Lenders shall have completed a due diligence investigation of the Borrower and its Subsidiaries in scope, and with results, reasonably satisfactory to the Lenders, and nothing shall have come to the attention of the Lenders during the course of such due diligence investigation to lead them to believe that any disclosure made to them by the Borrower or any Subsidiary or other Affiliate thereof was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Borrower, its Subsidiaries and other Affiliates as they shall have requested.

          (h) Prudential shall have received on or before the Closing Date, the following, each dated such day (unless otherwise specified), in form and substance satisfactory to each Lender (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:

               (i) The Notes to the order of the Lenders;

               (ii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the Loan Documents to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to such Loan Documents;

               (iii) A copy of the articles or certificate of incorporation, as applicable, of each Loan Party and each amendment thereto, certified (as of a date reasonably near the Closing Date) by the Secretary of State of the State of incorporation of such Loan Party as being a true and correct copy thereof;

               (iv) With respect to each Loan Party, a copy of a certificate of the appropriate governmental authority of the State of its incorporation, dated reasonably near the Closing Date, certifying that such Loan Party is duly incorporated and in good standing under the laws of such State;

               (v) A copy of a certificate of the Secretary of State of, with respect to the Borrower, the State of Texas and, with respect to ITS Supply Corporation, the State of Texas in each case, dated reasonably near the Closing Date, stating that such Loan Party is duly qualified and in good standing as a foreign corporation in each such State;

               (vi) A certificate of each Loan Party, signed on behalf of such Loan Party by its Chairman and Chief Executive Officer, President or a Vice President and its Secretary or any Assistant Secretary, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State's certificate referred to in clause (iii) above,
          (B) a true and correct copy of the bylaws of such Loan Party as in effect on the Closing Date, (C) the due incorporation and good standing of such Loan Party as a corporation organized under the laws of the State of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth of the representations and warranties contained in each of the Loan Documents as though made on and as of the Closing Date and (E) after giving effect to the Advance pursuant to Section 2.01, the absence of any event occurring and continuing, or resulting from the Advance or the application of the proceeds therefrom, that constitutes a Default;

               (vii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is or will be a party and the other documents to be delivered thereunder;

               (viii) Such financial, business and other information regarding the Borrower and its Subsidiaries as the Lenders shall have reasonably requested including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters and obligations under ERISA and such other approvals, opinions or documents as any Lender may reasonably request as to the legality, validity, binding effect or enforceability of the Loan Documents;

               (ix) Letters and certificates, in form and substance satisfactory to the Lenders, attesting to the Solvency of the Borrower after giving effect to the transactions contemplated hereby, from its chief financial officer;

               (x) A letter, in form and substance satisfactory to Prudential, from the Borrower to Hein & Associates LLP, its independent certified public accountants, advising such accountants that the Lenders have been authorized to exercise all rights of the Borrower to require such accountants to disclose any and all financial statements and any other information of any kind that they may have with respect to the Borrower and its Subsidiaries and directing such accountants to comply with any reasonable request of any Lender for such information.

               (xi) Favorable opinions of counsel to the Loan Parties, in each case in form and substance satisfactory to Prudential.

               (xii) A guaranty in substantially the form of Exhibit B (as amended from time to time in accordance with its terms, a "GUARANTY"), duly executed by each Guarantor.

               (xiii) The Security Agreement Amendments, the Stock Pledge Agreement Amendments and the Assignment and Option Agreement, in each case, duly executed by the parties thereto, in substantially the form of Exhibits C, D and E, respectively.

               (xiv) Each Lender shall have received such other approvals, opinions or documents as any Lender may reasonably request.

               (xv) Certificates representing the Collateral (as defined in the Stock Pledge Agreements) accompanied by undated stock powers executed in blank.

               (xvi) Evidence that all other actions necessary or, in the opinion of the Lender, desirable to perfect and protect the security interests created by the Assignment and Option Agreement, Stock Pledge Agreements and Security Agreements have been taken.

          (i) The Borrower shall have paid all reasonable fees and expenses incurred by or on behalf of each Lender (including the fees and expenses of counsel to the Lender).

          (j) The Borrower shall have received (i) from Prudential Capital and Investment Services, Inc. written commitments to purchase an aggregate of at least $30 million of Sub Debt and (ii) from Comerica Bank a written commitment to provide the Borrower at least $45 million of Bank Debt.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

      SECTION 4.01. REPRESENTATIONS AND WARRANTIES OF THE BORROWER. The Borrower represents and warrants as follows:

          (a) The Borrower (i) is a corporation duly organized, validly existing and good standing under the laws of the jurisdiction of its incorporation,
     (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which the conduct of its business or ownership of property requires it to so qualify except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and

     (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. All of the outstanding capital stock of the Borrower has been validly issued, is fully paid and non-assessable.

          (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of the Borrower, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. Each such Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which the conduct of its business or ownership of property requires it to so qualify except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted.

          (c) The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower's certificate of incorporation or bylaws, (ii) violate any law (including, without limitation, the Exchange Act and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Borrower, any of its Subsidiaries or any of their properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which is reasonably likely to have a Material Adverse Effect.

          (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery or performance by the Borrower of this Agreement, the Notes or any other Loan Document, or
     (ii) to the best knowledge of the Borrower, the exercise by any Lender of its rights under the Loan Documents.

          (e) This Agreement has been, and each of the Notes and each other Loan Document when delivered hereunder will have been, duly executed and delivered by the

     Loan Party thereto. This Agreement is, and each of the Notes and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of the Loan Party thereto, enforceable against such Loan Party in accordance with its terms.

          (f) The Consolidated financial statements of the Borrower and its Subsidiaries for and as of the end of the year ended June 30, 1997, accompanied by a report of Hein & Associates LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present, the Consolidated financial condition of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP applied on a consistent basis, and since March 31, 1998, there has been no Material Adverse Change.

          (g) The Borrower is, individually and together with its Subsidiaries, Solvent.

          (h) All written information, reports and other papers and data furnished to the Lenders by, on behalf of, or at the direction of the Borrower or any other Loan Party were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient true and accurate knowledge of the subject matter, or in the case of financial statements, present fairly, in accordance with GAAP consistently applied, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. Neither the Loan Documents nor any of the schedules, attachments, written statements, documents, certificates or other items prepared or supplied to the Lenders by or on behalf of the Borrower with respect to the transactions contemplated thereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact which the Borrower has not disclosed to the Lenders in writing and of which any of its officers, directors or executive employees is aware and which has had or would reasonably be expected to have a Material Adverse Effect.

          (i) There is no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries, including any Environmental Action, pending or, to the best knowledge of the Borrower, threatened before any court, governmental agency or arbitrator that (i) if determined adversely, could reasonably be expected to have a Material Adverse Effect, or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document or the consummation of the transactions contemplated hereby.

          (j) No proceeds of any Advance will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Exchange Act.

          (k) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

          (l) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) will be Margin Stock.

          (m) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan of the Borrower or any of its ERISA Affiliates that has resulted in or is reasonably likely to result in a material liability of the Borrower or any of its ERISA Affiliates.

          (n) Neither the Borrower nor any of its ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability with respect to any Multiemployer Plan.

          (o) Neither the Borrower nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

          (p) Neither the business nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that would be reasonably likely to have a Material Adverse Effect.

          (q) The operations and properties of the Borrower and each of its Subsidiaries comply in all material respects with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Borrower and its Subsidiaries, the Borrower and its Subsidiaries are in compliance in all material respects with all such Environmental Permits, and no circumstances exist that would be reasonably likely to (i) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

          (r) Neither the Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list, Hazardous Materials have not been generated, used, treated, handled, stored or disposed of on, or released or transported to or from, any property of the Borrower or any of its Subsidiaries or, to the best of its knowledge, any adjoining property, except in compliance in all material respects with all Environmental Laws and Environmental Permits, and all other wastes generated at any such properties have been disposed of in compliance in all material respects with all Environmental Laws and Environmental Permits.

          (s) None of the Borrower or any of its Subsidiaries is in violation of its respective organizational documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Borrower or any such Subsidiary is a party or by which the Borrower or any such Subsidiary may be bound or to which any of the property or assets of the Borrower or any such Subsidiary is subject, except for such violations or defaults that could not result in a Material Adverse Effect.

          (t) The Borrower and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

          (u) Neither the Borrower nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

          (v) Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

          (w) Each of the Borrower and its Subsidiaries has good and valid title in fee simple to all real property, and title to all personal property, owned by each of them and necessary to conduct the business now operated by them, in each case free and clear of all Liens except Permitted Liens.

          (x) Upon execution and delivery of the Security Agreement Amendments, the Stock Pledge Agreement Amendments and the Assignment and the completion of the filings and recordings relating to Security Agreement Amendments, the security interests created in favor of the Collateral Agent (as defined in the Security Agreement

     Amendments, the Stock Pledge Agreement Amendments and the Assignment) for the benefit of the Lender will constitute valid, first priority, perfected security interests in the Collateral described therein, subject to no other Liens whatsoever, except Permitted Liens.

      SECTION 4.02. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 4.01 shall survive until the repayment in full of the Advances in full, together with accrued interest thereon.

      SECTION 4.03. RANKING. The Obligations under this Agreement and the other Loan Documents rank pari passu with or senior to all other unsecured Debt of the Borrower and senior to all subordinated Debt of the Borrower.


                                   ARTICLE V
                           COVENANTS OF THE BORROWER

      SECTION 5.01. AFFIRMATIVE COVENANTS. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Required Lenders shall otherwise consent in writing:

          (a) COMPLIANCE WITH LAWS, ETC. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

          (b) PAYMENT OF TAXES, ETC. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent,
     (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

          (c) COMPLIANCE WITH ENVIRONMENTAL LAWS. Comply, and cause each of its Subsidiaries and all lessees and other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

          (d) MAINTENANCE OF INSURANCE. Maintain, and cause each of its Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

          (e) PRESERVATION OF CORPORATE EXISTENCE, ETC. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(d).

          (f) VISITATION RIGHTS. At any reasonable time and from time to time, upon prior notice to the Borrower, permit any of the Lenders or any agents or representatives thereof, at the expense of the Borrower, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

          (g) KEEPING OF BOOKS. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

          (h) MAINTENANCE OF PROPERTIES, ETC. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

          (i) PERFORMANCE OF MATERIAL CONTRACTS. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by any Lender and, upon request of any Lender, make to each other party to each such Material Contract such demands and requests for information and reports or for action as the Borrower is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

          (j) TRANSACTIONS WITH AFFILIATES. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

          (k) USE OF PROCEEDS. Use the proceeds of the Advances solely for the purposes described in Section 2.11.

          (l) REFINANCING. Use its best efforts to cause the refinancing of the Facility hereunder as soon as possible but in no event later than the Maturity Date.

          (m) ADDITIONAL GUARANTIES. With respect to any Person that becomes a domestic Subsidiary of the Borrower after the Closing Date, substantially contemporaneously with becoming a domestic Subsidiary, the Borrower shall promptly deliver, or cause to be delivered, to the Lenders:

               (i) a Guaranty Supplement duly executed by such Subsidiary; and

               (ii) such legal opinions, officers' certificates, financing statements, applications for registration, directors and shareholders resolutions and other agreements, instruments and documents as the Lender may reasonably request in connection with such Guaranty Supplement.

          (m) MATERIAL CONTRACTS. The Borrower shall deliver to Prudential, within 10 business days after the date of this Agreement, certified copies of all Material Contracts of the Borrower and its Subsidiaries.

      SECTION 5.02. NEGATIVE COVENANTS. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder the Borrower will not, at any time, without the written consent of the Required Lenders or, if required under Section 7.01, of all of the Lenders:

          (a) LIENS, ETC. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file, or permit any of its Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign, or permit any of its Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions, Permitted Liens.

          (b) DEBT. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

               (i)  Debt under the Loan Documents;

               (ii)  the Executive Loan; and

               (iii)  Debt listed on Schedule 3.01(f) hereto.

          (c) LEASE OBLIGATIONS. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of other real or personal property of any kind under leases or agreements to lease including Capitalized Leases having an original term of one year or more that would cause the direct and contingent liabilities of the Borrower and its Subsidiaries, on a Consolidated basis, in respect of all such obligations to exceed $1,100,000 payable in any period of 12 consecutive months, provided that (i) with respect to the lease to be entered into by the Borrower relating to the 777 Post Oak office facility located in Houston, Texas, the Borrower will use its reasonable best efforts to cause the lessor of such facility to waive all rights that it may have under Texas law or otherwise to seize, foreclose on or sell any property or assets of the Borrower located at such facility and any liens, whether statutory or otherwise, relating to any such property or assets and (ii) with respect to the lease to be entered into by the Borrower for a plant and office facility for Abasco, Inc. and relating to Code 3, Inc.'s operations in Houston, Texas, to obtain the consent of the Lender prior to entering into any such lease, which consent shall not be unreasonably withheld.

          (d) MERGERS, ETC. In a single transaction or series of transactions, merge into or consolidate with or acquire any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that
     (i) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower provided that, in the case of any such consolidation, the Person formed by such consolidation shall be a Subsidiary of the Borrower, and provided further that in any merger or consolidation among Subsidiaries of the Borrower involving a Guarantor, the surviving Person shall be a Guarantor, and (ii) any of the Borrower's Subsidiaries may merge into the Borrower.

          (e) SALES, ETC. OF ASSETS. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right, except sales in the ordinary course of its business and sales that do not, individually or in the aggregate, exceed $50,000 in any year.

          (f) INVESTMENTS IN OTHER PERSONS. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

               (i) Investments by the Borrower and its Subsidiaries in Subsidiaries that are Guarantors; and

               (ii) Investments by the Borrower and its Subsidiaries in Subsidiaries that are not Guarantors (A) existing on the Closing Date provided such Investments do not exceed $500,000 and (B) in an aggregate amount invested from the date hereof not to exceed $250,000.

          (g) DIVIDENDS, ETC. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such or issue or sell any capital stock or any warrants, rights or options to acquire such capital stock, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the Borrower or any warrants, rights or options to acquire such capital stock, except that, so long as no Default shall have occurred and be continuing, the Borrower may declare and deliver dividends and distributions payable only in common stock of the Borrower.

          (h) CHANGE IN NATURE OF BUSINESS. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

          (i) ACCOUNTING CHANGES. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required by GAAP.

          (j) AMENDMENTS.  Amend its certificate of incorporation or bylaws.

          (k) AMENDMENT, ETC. OF MATERIAL CONTRACTS. Cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or take any other action in connection with any Material Contract that would impair the value of the interest or rights of the Borrower thereunder or that would impair the interest or rights of any Lender, or permit any of its Subsidiaries to do any of the foregoing.

          (l) PARTNERSHIPS. Become a general partner in any general or limited partnership, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership.

          (m) TRANSACTIONS WITH AFFILIATES. Enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of the Borrower, other than on terms and conditions substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm's length transaction with a Person not an Affiliate.

          (n) SALE LEASEBACKS. Permit or permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any Sale-and-Leaseback Transaction.

      SECTION 5.03. REPORTING REQUIREMENTS. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Required Lenders shall otherwise consent in writing, furnish to the Lenders:

          (a) DEFAULT NOTICE. As soon as possible and in any event within two days after the Borrower becomes aware of the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

          (b) MONTHLY FINANCIALS. As soon as available and in any event within 30 days after the end of each month, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the preceding month, all in reasonable detail and duly certified by the chief financial officer of the Borrower.

          (c) QUARTERLY FINANCIALS. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

          (d) ANNUAL FINANCIALS. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders of Hein & Associates LLP or other independent public accountants of recognized standing acceptable to the Required Lenders, together with (i) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, and (ii) a certificate of the chief financial officer of the Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

          (e) ERISA EVENTS. Promptly and in any event within 10 days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any ERISA Event with respect to the Borrower or any of its ERISA Affiliates has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto.

          (f) PLAN TERMINATIONS. Promptly and in any event within two Business Days after receipt thereby by the Borrower or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan of the Borrower or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan.

          (g) PLAN ANNUAL REPORTS. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan of each Loan Party or any of its ERISA Affiliates.

          (h) MULTIEMPLOYER PLAN NOTICES. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by the Borrower or any of its ERISA Affiliates in connection with any event described in clause (i) or (ii).

          (i) LITIGATION. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(i).

          (j) SECURITIES REPORTS. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

          (k) ENVIRONMENTAL CONDITIONS. Promptly after the occurrence thereof, notice of any condition or occurrence on any property of the Borrower or any of its Subsidiaries that results in a material noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law or Environmental Permit or could (i) form the basis of an Environmental Action against the Borrower or any of its Subsidiaries or such property that could have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

          (l) NOTICE OF CHANGE OF CONTROL. Promptly and in any event within two days after the occurrence of any Control Event, written notice of such Control Event.

          (m) OTHER INFORMATION. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries as any Lender may from time to time reasonably request.


                                   ARTICLE VI
                               EVENTS OF DEFAULT

      SECTION 6.01. EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing:

          (a) the Borrower shall fail to pay any principal of, or interest on, any Advance, or any Loan Party shall fail to make any other payment under any Loan Document, in each case when the same becomes due and payable; or

          (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

          (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e), 5.01(l), 5.02 or 5.03; or

          (d) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by any Lender; or

          (e) the Borrower or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount of at least $100,000 in the aggregate (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

          (f) the Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

          (g) any judgment or order for the payment of money in excess of $100,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 shall for any reason cease to be valid and binding on or enforceable against any Loan Party a party to such Loan Document, or such Loan Party shall so state in writing; or

          (i) a Change of Control shall have occurred; or

          (j) any ERISA Event shall have occurred with respect to a Plan of the Borrower or any of its ERISA Affiliates and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans of the Borrower and its ERISA Affiliates with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Borrower and its ERISA Affiliates related to such ERISA Event) exceeds $100,000; or

          (k) the Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $100,000; or

          (l) the Borrower or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan of the Borrower or any of its ERISA Affiliates that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $100,000;

          (m) a Material Adverse Change shall have occurred; or

          (n) at any time after 30 days after the Closing Date, the Security Agreements, Stock Pledge Agreements or Assignment and Option Agreement shall cease to create a valid and perfected first priority security interest in any of the collateral purported to be covered thereby;

then, and in any such event, Prudential (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default pursuant to the terms of subsection
(f) of this Section 6.01, (x) the obligation of each Lender to make Advances shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                                  ARTICLE VII
                                 MISCELLANEOUS

      SECTION 7.01. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following at any time: (i) waive any of the conditions specified in Section 3.01 or, in the case of the initial Borrowing, 3.02, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (iii) amend this Section 7.01 or Section 2.04(b), (iv) increase the Commitments of the Lenders or subject the Lenders to any additional obligations,
(v) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or (vi) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or amend Section 2.06.

      SECTION 7.02. NOTICE, ETC. All notices and other communications provided for hereunder shall be in writing (including telecopy) and mailed, telecopied, or delivered as follows:

          (a) if to the Borrower, at 5151 San Felipe, Suite 450, Houston, Texas 77056; Attn: Thomas L. Easley, Vice President and Chief Financial Officer;
     telephone:   713-621-7911; telecopier:  713-621-7988;

          (b) if to Prudential, at One Seaport Plaza, New York, New York 10292;
     Attn: Fred Robustelli; telephone: 212-214-6813; telecopier: 212-214-7938; with a copy to Prudential Securities Incorporated, One New York Plaza, New York, New York 10292; Attn: Christopher J. Barber; telephone: (212) 778-1361; telecopier: (212) 778-5718; and

          (c) if to any other Lender, at such address as shall be designated by such Lender in a written notice to the other parties;

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Lenders pursuant to
Article II or III shall not be effective until received by such Lenders.

      SECTION 7.03. NO WAIVER; REMEDIES. No failure on the part of any Lender, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided under any Loan Document are cumulative and not exclusive of any remedies provided by law.

      SECTION 7.04. COSTS AND EXPENSES; INDEMNIFICATION. (a) The Borrower agrees to pay on demand (i) all reasonable costs and expenses of the Lenders in connection with the modification, amendment and syndication of the Loan Documents (including, without limitation, the reasonable fees and expenses of counsel for Prudential with respect thereto, with respect to advising the Lenders as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with the Borrower or with other creditors of the Borrower or any of its Subsidiaries arising out of any Default or any events of circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceedings involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Lenders in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for each Lender with respect thereto).

          (b) (i) The Borrower agrees that it will indemnify and hold harmless the Lenders to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Lenders is a party thereto), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) this Agreement and the other Loan Documents, or (b) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from any filing with any governmental agency or similar statements or omissions in or from any information furnished by the Borrower or any of its Subsidiaries or Affiliates to any of the Lenders or any other person in connection with this Agreement and the other Loan Documents; provided, however, that such indemnity agreement shall not apply to any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of any of the Lenders. The Borrower also agrees that the Lenders shall have no liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower for or in connection with this Agreement and the other Loan Documents or the transactions contemplated thereby, except for any such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements that are finally judicially determined by a court of competent jurisdiction (not subject to further appeal) to have resulted from the bad faith or gross negligence of any of the Lenders.

          (ii) The indemnification provisions in this Section shall be in addition to any liability which the Borrower may have to the Lenders or the Persons indemnified below in this sentence and shall extend to the following: the Lenders, Prudential, their respective affiliated entities, directors, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and none of such indemnified persons shall be liable for any act or omission of any of the others. All references to "Lender(s)" in these indemnification provisions shall be understood to include any and all of the foregoing.

          (iii) If any action, suit, proceeding or investigation is commenced, as to which any indemnified party proposes to demand indemnification, it shall notify the Borrower with reasonable promptness; provided, however, that any failure by any indemnified party to so notify the Borrower shall not relieve the Borrower from its obligations hereunder. Prudential, on behalf of the Lenders, shall have the right to retain counsel of its choice to represent the Lenders, and the Borrower shall pay the reasonable fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Borrower and any counsel designated by the Borrower. The Borrower shall be liable for any settlement of any claim against any of the Lenders made with the Borrower's written consent, which consent shall not be unreasonably withheld. The Borrower shall not, without the prior written consent of Prudential, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to each of the Lenders of an unconditional and irrevocable release from all liability in respect of such claim.

          (iv) In order to provide for just and equitable contribution, if a claim for indemnification pursuant to the indemnification provisions contained in this Section is made but is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Borrower, on the one hand, and the Lenders, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Borrower, on the one hand, and the Lenders, on the other hand, and also the relative fault of the Borrower, on the one hand, and the Lenders, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

          (v) Neither termination of the Commitments nor repayment of the Advances shall affect the indemnification provisions contained in this Section which shall then remain operative and in full force and effect.

          (c) If any payment of principal of any Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or conversion pursuant to
Section 2.07(c), acceleration of the maturity of the Notes pursuant to Section
6.01 or for any other reason, the Borrower shall, upon demand by such Lender, pay to such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

          (d) If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrower by any Lender, in its sole discretion.

      SECTION 7.05. RIGHT OF SET-OFF. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize Prudential to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the Note or Notes held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

      SECTION 7.06. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and Prudential and thereafter shall be binding upon and inure to the benefit of the Borrower, Prudential and each Lender party thereto from time to time and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

      SECTION 7.07. ASSIGNMENTS AND PARTICIPATIONS. (a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments and the Advances owing to it and the Note or Notes held by it.

     (b) Prudential shall maintain at its address referred to in Section 7.02 a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing under the Facility to, each Lender from time to time (the "REGISTER"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (c) The Borrower hereby agrees to cooperate with the Lenders in connection with the assignment of the Commitments and Advances under Section 7.07(a). Within five Business Days after its receipt of notice, the Borrower, at its own expense, shall execute and deliver to the applicable Lender in exchange for the surrendered Note or Notes a new Note to the order of such Lender's assignee in an amount equal to the Commitment assumed by it and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such assignment.

     (d) Each Lender may sell participations in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

     (e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 7.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

     (f) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

      SECTION 7.08. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. THE COMPANY HEREBY SUBMITS TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO SOLE AND ABSOLUTE ELECTION OF THE HOLDERS OF THE NOTES AND TO THE EXTENT PERMITTED BY

APPLICABLE LAW, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT SHALL BE LITIGATED IN SUCH COURTS, AND THE COMPANY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURTS.

      SECTION 7.09. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

      SECTION 7.10. CONFIDENTIALITY. Neither Prudential nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Lender's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

      SECTION 7.11. WAIVER OF JURY TRIAL. Each of the Borrower and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of any Lender in the negotiation, administration, performance or enforcement thereof.

                           [Signatures on Next Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    BOOTS & COOTS INTERNATIONAL
                                       WELL CONTROL, INC., as Borrower


                                    By: /s/ Thomas L. Easley
                                       -----------------------------------
                                       Name:  Thomas L. Easley
                                       Title: Vice President & CFO


                                    PRUDENTIAL SECURITIES CREDIT
                                    CORPORATION, as a Lender


                                    By: /s/ Jeff K. French
                                       -----------------------------------
                                       Name:
                                       Title:

                                   EXHIBIT A

                            FORM OF PROMISSORY NOTE


$5,000,000                                            Dated: _________ __, 1998

     FOR VALUE RECEIVED, the undersigned, BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC., a Delaware corporation (the "BORROWER"), HEREBY PROMISES TO PAY to the order of PRUDENTIAL SECURITIES CREDIT CORPORATION (the "LENDER") the aggregate principal amount of FIVE MILLION UNITED STATES DOLLARS ($5,000,000) pursuant to the Credit Agreement (as defined below) on the Maturity Date.

     The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

     Both principal and interest are payable in lawful money of the United States of America to the Lender at its office specified in the Credit Agreement in same day funds.

     This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Senior Loan Agreement, dated as of [_________], 1998 (the "CREDIT AGREEMENT"; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement) by and between the Borrower and the Lender. The Credit Agreement contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

     This Note shall be construed in accordance with and governed by the laws of the State of New York.

                                      BOOTS & COOTS INTERNATIONAL
                                         WELL CONTROL, INC., as Borrower


                                      By:__________________________________
                                         Name:
                                         Title:

                                   EXHIBIT C

                     FORM OF SECURITY AGREEMENT AMENDMENTS

                                   EXHIBIT D

                   FORM OF STOCK PLEDGE AGREEMENT AMENDMENTS

                                   EXHIBIT E

                    FORM OF ASSIGNMENT AND OPTION AGREEMENT

                                SCHEDULE 3.01(c)
                                 (Liabilities)



None

                                SCHEDULE 3.01(f)
                                (Permitted Debt)


$90,000 of IWC Services, Inc.'s 12% Senior Subordinated Notes due December 31, 2000 dated July 9, 1997 and May 8, 1997 and payable to Jeff Scott Cofsky in the original aggregate face amount of $100,000.

Trade debt incurred by the Borrower or any Subsidiary in the ordinary course of business.

                                SCHEDULE 4.01(b)
                                 (Subsidiaries)

IWC Services, Inc.; Texas corporation; 1,000 shares authorized; 6,740,000 shares (pre merger) outstanding; 100% of capital stock owned by Borrower.

Code 3, Inc.; Texas corporation; 100,000 shares authorized; 1,000 shares outstanding; 100% of capital stock owned by Borrower.

Hell Fighters, Inc.; Texas corporation; 1,000,000 shares authorized; 80,000 shares outstanding; 100% of capital stock owned by IWC Services, Inc.

Boots & Coots Overseas, Ltd.; British Virgin Islands corporation; whose oustanding capital stock is 100% owned by IWC Services, Inc.

International Well Control Services, Ltd.; Cayman Islands corporation; whose oustanding capital stock is 100% owned by IWC Services, Inc.

ITS Supply Corporation; Delaware corporation; 1,000 shares authorized; 1,000 shares outstanding; 100% of capital stock owned by IWC Services, Inc.

Abasco, Inc.; Texas corporation; 1,000 shares authorized; 1,000 shares outstanding; 100% of capital stock owned by IWC Services, Inc.

IWC Engineering, Inc.; Texas corporation; 100,000 shares authorized; 100 shares outstanding; 100% of capital stock owned by IWC Services, Inc.

Boots & Coots de Venezuela, S.A.; Venezuelan corporation; whose oustanding capital stock is 100% owned by Boots & Coots Overseas, Ltd.

International Tool & Supply de Venezuela S.A.; Venezuelan corporation; whose oustanding capital stock is 100% owned by ITS Supply Corporation.

International Tool & Supply Peru; Peruvian corporation; whose oustanding capital stock is 100% owned by ITS Supply Corporation.

International Tool and Supply UK; corporation organized under the laws of the United Kingdom; whose oustanding capital stock is 100% owned by ITS Supply Corporation.

                                SCHEDULE 5.02(a)
                               (Permitted Liens)



None